EX-99.01 Press Release

Exhibit 99.01

NEWS RELEASE

1225 17th St. Denver, CO 80202

Xcel Energy Media Relations (303) 294-2000 www.xcelenergy.com

June 13, 2003

e prime energy traders disciplined
for improper reporting practices

     DENVER – e prime, a natural gas marketing and trading subsidiary of Xcel Energy (NYSE: XEL), today said it has terminated or accepted resignations from four employees in Denver in connection with the reporting of inaccurate natural gas transactions to industry publications. e prime also has suspended two other employees pending completion of an investigation.

     As Xcel Energy previously disclosed, on Jan. 29 the Commodity Futures Trading Commission (CFTC) subpoenaed all Xcel Energy documents related to data submittals and documents provided to energy publications. Xcel Energy has produced documents identifying instances where e prime employees reported natural gas transactions to industry publications in a manner inconsistent with the publications’ instructions.

     As a result of the company’s own ongoing investigation of this matter, representatives of Xcel Energy met yesterday with representatives of the CFTC and the Office of the United States Attorney for the District of Colorado. Xcel Energy has determined that e prime employees reported inaccurate trading information to an industry publication and may have reported inaccurate trading information to other industry publications. e prime ceased reporting to publications in 2002. Xcel Energy continues to cooperate in the government’s investigation, but cannot predict its outcome.

     Xcel Energy believes none of e prime’s reporting to industry publications had any effect on the financial accounting treatment of any transaction reported in its books and records. The company said it is unable to determine if any reporting of inaccurate trade information to industry publications affected price indices. To date, the investigation indicates that there are no similar issues with electricity trading reporting.

     “We are continuing our thorough investigation of the matter and we are complying fully with the CFTC’s requests for documents and other information,” said Wayne H. Brunetti, Xcel Energy chairman, president and CEO.

     “We are adamant about strict compliance and ethical business practices,” Brunetti said. “We will not rush to judgment on e prime’s future, but when the investigation is finished we will take appropriate action. We absolutely will not tolerate violations of our Xcel Energy Code of Conduct.”

     As previously reported, a number of energy companies have stated in documents filed with the Federal Energy Regulatory Commission (FERC) that employees reported inaccurate natural gas transactions to industry publications. Two companies have agreed to pay $5 million and $20 million, respectively, to the CFTC to settle alleged violations related to the reporting of inaccurate trading information. These and other energy companies are also subject to a recent order by the FERC placing requirements on natural gas marketers related to reporting. In addition, one individual trader from each of the companies that was fined has been charged in criminal indictments with reporting inaccurate transactions.

     e prime was formed in 1995 as a subsidiary of Public Service Co. of Colorado, a predecessor company of New Century Energies, which in 2000 merged with Northern States Power Company to form Xcel Energy. e prime’s services include natural gas marketing and trading and energy consulting.

     Xcel Energy is the fourth-largest combination natural gas and electricity company in the nation with regulated operations in 12 Western and Midwestern states. Xcel Energy provides a comprehensive portfolio of energy-related products and services to 3.3 million electricity customers and 1.7 natural gas customers through its regulated operating companies.

     Investors may call:
     Dick Kolkmann, Managing Director Investor Relations 612 215-4559
     Paul Johnson, Director Investor Relations 612 215-4535

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